Exhibit 99.2

For Release: August 9, 2011
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the second quarter 2011
(All dollars are in thousands, except per share amounts, unless otherwise noted)

The following information should be read in connection with Nelnet, Inc’s (the “Company’s”) press release for second quarter 2011 earnings, dated August 9, 2011 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company’s plans and expectations for future financial condition, results of operations or economic performance, or that address management’s plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements.  The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.

The forward-looking statements are based on assumptions and analyses made by management in light of management’s experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances.  These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These risks and uncertainties are described in the “Risk Factors” section included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the discussion of risks and uncertainties set forth elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Quarterly Reports on Form 10-Q and include such risks and uncertainties as:

•
risks related to the Company’s student loan portfolio, such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the Company’s student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”), risks related to the use of derivatives to manage exposure to interest rate fluctuations, and potential losses from loan defaults, changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads;

•
risks related to the Company’s liquidity and funding requirements, including the Company’s ability to maintain credit facilities or obtain new facilities, the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities, the Company’s ability to satisfy debt obligations secured by student loan assets and related collateral, and changes in the general interest rate environment and in the securitization markets for education loans which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to carry education loans;

•
risks from changes in the student loan and educational credit and services marketplace resulting from the implementation of, or changes in, applicable laws and regulations, including the discontinuance of private sector student loan originations under the FFEL Program effective July 1, 2010, and the Company’s ability to maintain its loan servicing contract with the Department of Education to service federally-owned student loans and to comply with servicing agreements with third party customers for the service of loans under the Federal Direct Loan and FFEL Programs;

•	risks from changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•	risks associated with litigation, complex government regulations, changes in general economic and credit market conditions, and related party transactions; and

•	uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company’s consolidated financial statements.

All forward-looking statements contained in this earnings supplement are qualified by these cautionary statements and are made only as of the date of this document.  Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company’s expectations, the Company disclaims any commitment to do so except as required by securities laws.

Reclassifications

Certain amounts previously reported within operating expenses have been reclassified to conform to the current period presentation. These reclassifications include:

•
Reclassifying “professional and other services,” “occupancy and communications,” “postage and distribution,” “advertising and marketing,” and “trustee and other debt related fees” to “other” operating expenses.

•	Reclassifying student list amortization, which was previously included in “advertising and marketing,” to “depreciation and amortization.”

The reclassifications had no effect on consolidated net income or consolidated assets and liabilities.

Condensed Consolidated Statements of Income

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$146,827	147,347	167,902	294,174	318,950
Amortization of loan premiums and deferred origination costs	(7,893)	(9,989)	(12,549)	(17,882)	(28,630)
Investment interest	856	726	1,304	1,582	2,305
Total interest income	139,790	138,084	156,657	277,874	292,625

Interest expense:
Interest on bonds and notes payable	51,054	52,307	59,243	103,361	110,102

Net interest income	88,736	85,777	97,414	174,513	182,523
Less provision for loan losses	5,250	3,750	6,200	9,000	11,200

Net interest income after provision for loan losses	83,486	82,027	91,214	165,513	171,323

Other income (expense):
Loan and guaranty servicing revenue	37,389	35,636	36,652	73,025	73,046
Tuition payment processing and campus commerce revenue	14,761	19,369	12,795	34,130	30,177
Enrollment services revenue	32,315	33,868	35,403	66,183	68,674
Software services revenue	4,346	4,777	5,499	9,123	9,843
Other income	6,826	6,492	8,496	13,318	15,756
Gain on sale of loans and debt repurchases	—	8,307	8,759	8,307	18,936
Derivative market value and foreign currency adjustments	(16,813)	1,116	(7,231)	(15,697)	(3,126)
Derivative settlements, net	(3,522)	(4,152)	(3,377)	(7,674)	(5,800)
Total other income	75,302	105,413	96,996	180,715	207,506

Operating expenses:
Salaries and benefits	42,881	43,912	40,962	86,793	81,606
Cost to provide enrollment services	22,140	22,839	24,111	44,979	46,136
Depreciation and amortization	6,769	6,776	9,728	13,545	20,511
Restructure expense	—	—	72	—	1,269
Other expenses	28,767	26,105	33,348	54,872	62,403
Total operating expenses	100,557	99,632	108,221	200,189	211,925

Income before income taxes	58,231	87,808	79,989	146,039	166,904

Income tax expense	(21,106)	(32,928)	(29,996)	(54,034)	(62,589)

Net income	$37,125	54,880	49,993	92,005	104,315

Earnings per common share:

Net earnings - basic	$0.76	1.13	1.00	1.90	2.08

Net earnings - diluted	$0.76	1.13	0.99	1.89	2.08

Weighted average shares outstanding:

Basic	48,302,779	48,171,317	49,735,398	48,237,411	49,726,099

Diluted	48,488,046	48,363,035	49,934,648	48,425,886	49,923,680

Condensed Consolidated Balance Sheets

	As of	As of	As of
	June 30,	December 31,	June 30,
	2011	2010	2010
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$23,228,778	23,948,014	24,746,932
Student loans receivable - held for sale	—	84,987	1,995,869
Cash, cash equivalents, and investments (trading securities)	148,005	327,037	305,778
Restricted cash and investments	675,182	757,285	706,965
Goodwill	117,118	117,118	143,717
Intangible assets, net	37,564	38,712	48,708
Other assets	664,864	620,739	620,054
Total assets	$24,871,511	25,893,892	28,568,023

Liabilities:
Bonds and notes payable	$23,605,413	24,672,472	27,428,772
Other liabilities	277,314	314,787	265,306
Total liabilities	23,882,727	24,987,259	27,694,078

Shareholders' equity	988,784	906,633	873,945

Total liabilities and shareholders' equity	$24,871,511	25,893,892	28,568,023

OVERVIEW

The Company is an innovative education services company focused primarily on providing fee-based processing services and quality education-related products and services in four core areas: loan financing, loan servicing, payment processing, and enrollment services (education planning). These products and services help students and families plan, prepare, and pay for their education and make the administrative and financial processes more efficient for schools and financial organizations. In addition, the Company earns net interest income on a portfolio of federally insured student loans.

The Company has certain business objectives in place that include:

•	Continue to grow and diversify fee-based revenue
•	Manage operating costs
•	Maximize the value of existing portfolio
•	Use liquidity to capitalize on market opportunities

Achieving these business objectives, as well as significant legislation changes in the student loan industry as discussed below, has impacted and will continue to impact the financial condition and operating results of the Company.

Legislative Impact on Operating Results

The Company has a portfolio of student loans in which it earns net interest income. These loans were originated and acquired by the Company under the FFEL Program.

On March 30, 2010, President Obama signed into law the Reconciliation Act of 2010.  Effective July 1, 2010, this law prohibits new loan originations under the FFEL Program and requires that all new federal loan originations be made through the Federal Direct Loan Program.  The new law does not alter or affect the terms and conditions of existing FFELP loans.

As a result of the Reconciliation Act of 2010, effective July 1, 2010, the Company no longer originates new FFELP loans. In addition, as a result of this legislation, net interest income on the Company’s existing FFELP loan portfolio, as well as fee-based revenue from guarantee and third party FFELP servicing, will decline over time as the Company’s and the Company’s customers’ FFELP loan portfolios are paid down.

Due to the legislative changes in the student loan industry, the Company believes there will be opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third party FFELP servicing volume on behalf of current FFELP participants looking to adjust their FFELP businesses.  For example, during the first six months of 2011, the Company purchased $0.7 billion of FFELP student loans, and on July 8, 2011, the Company purchased the residual interest in $1.9 billion of additional FFEL Program loans.

Continue to Grow and Diversify Fee-Based Revenue

The Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk related to the education lending industry. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. In addition, in September 2009, the Company began servicing federally-owned student loans for the Department. The amount of federally-owned student loans originated through the Direct Loan Program is expected to increase substantially, which will lead to an increase in servicing volume and related revenue for the Company. A summary of revenue from the Company’s fee-based businesses is shown below.

	Three months ended
	June 30, 2011	June 30, 2010	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$41,747	42,463	(716)	(1.7)%
Tuition Payment Processing and Campus Commerce	14,763	12,799	1,964	15.3
Enrollment Services (b)	32,315	35,403	(3,088)	(8.7)

Total revenue from fee-based businesses	$88,825	90,665	(1,840)	(2.0)%

	Six months ended
	June 30, 2011	June 30, 2010	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$82,175	83,692	(1,517)	(1.8)%
Tuition Payment Processing and Campus Commerce	34,138	30,189	3,949	13.1
Enrollment Services (b)	66,183	68,674	(2,491)	(3.6)

Total revenue from fee-based businesses	$182,496	182,555	(59)	(0.0)%

(a)
The Student Loan and Guaranty Servicing operating segment included $9.1 million and $12.3 million of revenue earned from rehabilitation collections on defaulted loans for the three months ended June 30, 2011 and 2010, respectively, and $15.6 million and $22.3 million for the six months ended June 30, 2011 and 2010, respectively.

(b)	Growth in enrollment services revenue has been affected by the current regulatory uncertainty in the for-profit college industry, which has caused schools to decrease spending on marketing efforts.

As shown below, the Company’s revenue and income before taxes related to its fee-based operating segments continues to increase. The table below includes the consolidated operating results of the Company excluding the Asset Generation and Management Operating segment. Thus, the below table reflects the operating results of the Company as if it was not generating any earnings from its student loan portfolio.

(a)
Excludes restructure and impairment expenses and a litigation settlement charge recognized in 2010. See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for additional information on total operating expenses by segment and these adjustments thereto.

Manage Operating Costs

Operating expenses decreased $7.7 million (7.1%) and $11.7 million (5.5%) for the three and six months ended June 30, 2011 compared to the same periods in 2010. Operating expenses increased $0.9 million (0.9%) for the three months ended June 30, 2011 compared to the three months period ended March 31, 2011.

	Three months ended		Change
	June 30, 2011	June 30, 2010	$	%

Salaries and benefits	$42,881	40,962	1,919	4.7%
Cost to provide enrollment services	22,140	24,111	(1,971)	(8.2)
Depreciation and amortization	6,769	9,728	(2,959)	(30.4)
Restructure expense	—	72	(72)	(100.0)
Other expenses	28,767	33,348	(4,581)	(13.7)
Total operating expenses	$100,557	108,221	(7,664)	(7.1	) %

	Three months ended		Change
	June 30, 2011	March 31, 2011	$	%

Salaries and benefits	$42,881	43,912	(1,031)	(2.3	) %
Cost to provide enrollment services	22,140	22,839	(699)	(3.1)
Depreciation and amortization	6,769	6,776	(7)	(0.1)
Restructure expense	—	—	—	—
Other expenses	28,767	26,105	2,662	10.2
Total operating expenses	$100,557	99,632	925	0.9%

	Three months ended		Change
	June 30, 2011	June 30, 2010	$	%

Salaries and benefits	$86,793	81,606	5,187	6.4%
Cost to provide enrollment services	44,979	46,136	(1,157)	(2.5)
Depreciation and amortization	13,545	20,511	(6,966)	(34.0)
Restructure expense	—	1,269	(1,269)	(100.0)
Other expenses	54,872	62,403	(7,531)	(12.1)
Total operating expenses	$200,189	211,925	(11,736)	(5.5	) %

Maximize the Value of Existing Portfolio

Fixed rate floor income

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or the SAP formula set by the Department and the borrower rate, which is fixed over a period of time.  The SAP formula is based on an applicable indice plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan.  The Company generally finances its student loan portfolio with variable rate debt.  In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline.  In these interest rate environments, the Company earns additional spread income that it refers to as floor income.  For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

The Company’s core student loan spread (variable student loan spread including fixed rate floor contribution) and variable student loan spread (net interest margin excluding fixed rate floor income) is summarized below.

(a)
The interest earned on the majority of the Company’s FFELP student loan assets is indexed to the three-month commercial paper indice. The Company funds the majority of its assets with three-month LIBOR indexed floating rate securities. The relationship between these two indices has a significant impact on student loan spread. This table (the right axis) shows the difference between the average three-month LIBOR and commercial paper indices by quarter.

The primary difference between variable student loan spread and core student loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core spread follows.

	Three months ended			Six months ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Fixed rate floor income, gross	$39,146	37,900	35,340	77,046	74,467

Derivative settlements (a)	(6,345)	(6,218)	(4,286)	(12,563)	(8,142)

Fixed rate floor income, net	$32,801	31,682	31,054	64,483	66,325

Fixed rate floor income contribution to spread, net	0.57%	0.55%	0.48%	0.56%	0.53%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

The high levels of fixed rate floor income earned during 2011 and 2010 are due to historically low interest rates.  If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.

Future Cash Flow from Portfolio

The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that are structured to substantially match the maturity of the funded assets, thereby minimizing liquidity risk. In addition, due to (i) the difference between the yield the Company receives on the loans and cost of financing within these transactions, and (ii) the excess servicing and administration fees the Company earns from these transactions, the Company has created a portfolio that will generate earnings and significant cash flow over the life of these transactions.

As of June 30, 2011, based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from its portfolio to be approximately $1.63 billion as detailed below.  The $1.63 billion includes approximately $350 million (as of June 30, 2011) of overcollateralization included in the asset-backed securitizations.  These excess net asset positions are reflected variously in the following balances on the consolidated balance sheet:"student loans receivable," "restricted cash and investments," and "accrued interest receivable."

The forecasted cash flow presented below includes all loans currently funded in asset-backed securitizations.  As of June 30, 2011, the Company had $20.1 billion of loans included in asset-backed securitizations, which represented 87 percent of its total FFELP student loan portfolio. The forecasted cash flow does not include cash flows that the Company expects to receive related to loans funded through the Department of Education’s Conduit Program and other warehouse facilities or loans originated and/or acquired subsequent to June 30, 2011.

As previously discussed, on July 8, 2011, the Company purchased the residual interest in $1.9 billion of FFELP student loans.  The table below does not include the estimated future cash flow from this portfolio. The Company estimates these loans will add approximately $90 million to $120 million in future cash flow to the Company in addition to the amounts summarized below.

(a)	The Company uses various assumptions, including prepayments and future interest rates, when preparing its cash flow forecast. These assumptions are further discussed below.

Prepayments:  The primary variable in establishing a life of loan estimate is the level and timing of prepayments. Prepayment rates equal the percentage of loans that prepay annually as a percentage of the beginning of period balance, net of scheduled principal payments.  A number of factors can affect estimated prepayment rates, including the level of consolidation activity and default rates. Should any of these factors change, management may revise its assumptions, which in turn would impact the projected future cash flow. The Company’s cash flow forecast above assumes prepayment rates that are generally consistent with those utilized in the Company’s recent asset-backed securities transactions. If management used a prepayment rate assumption two times greater than what was used to forecast the cash flow, the cash flow forecast would be reduced by approximately $330 million to $390 million.

Interest rates:  The Company funds the majority of its student loans with three-month LIBOR (“LIBOR”) indexed floating rate securities.  Meanwhile, the interest earned on the Company’s student loan assets are indexed primarily to a commercial paper rate (“CP”).  The different interest rate characteristics of the Company’s loan assets and liabilities funding these assets result in basis risk.  The Company’s cash flow forecast assumes LIBOR will exceed CP by 12 basis points for the life of the portfolio, which approximates the historical relationship between these indices.  If the forecast is computed assuming a spread of 24 basis points between CP and LIBOR for the life of the portfolio, the cash flow forecast would be reduced by approximately $80 million to $120 million.

The Company uses the current forward interest rate yield curve to forecast cash flows.  A change in the forward interest rate curve would impact the future cash flows generated from the portfolio.  An increase in future interest rates will reduce the amount of fixed rate floor income the Company is currently receiving.  The Company attempts to mitigate the impact of a rise in short-term rates by hedging interest rate risks. As of June 30, 2011, the net fair value of the Company’s interest rate derivatives used to hedge loans earning fixed rate floor income was a liability of $19.9 million.

Use Liquidity to Capitalize on Market Opportunities

The Company has used and will continue to use its improved liquidity position to capitalize on market opportunities, including FFELP student loan acquisitions; strategic acquisitions and investments in its core business areas of loan financing, loan servicing, payment processing, and enrollment services (education planning); and capital management initiatives, including debt repurchases, stock repurchases, and dividend distributions.

During 2011, the Company has used its improved liquidity to accomplish the following items:

•	FFELP Student Loan Acquisitions
-	Purchased $0.7 billion of FFELP student loans through June 30, 2011
-	Purchased the residual interest in $1.9 billion of FFELP student loans on July 8, 2011

•	Acquisitions and Investments in Core Business Areas
-	Purchased contracts with more than 370 K-12 schools to provide tuition payment plan services

•	Capital Management
-	Raised the quarterly dividend paid on the Company’s common stock to $0.10 per share
-	Repurchased $63.2 million notional amount of debt recognizing a gain of $7.0 million

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”).  In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as “base net income”.  While “base net income” is not a substitute for reported results under GAAP, the Company provides “base net income” as additional information regarding its financial results.

“Base net income” is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation.  The Company’s board of directors utilizes “base net income” to set performance targets and evaluate management’s performance.  The Company also believes analysts, rating agencies, and creditors use “base net income” in their evaluation of the Company’s results of operations.  While “base net income” is not a substitute for reported results under GAAP, the Company utilizes “base net income” in operating its business because “base net income” permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.  Management believes “base net income” provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income to “base net income”.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

GAAP net income	$37,125	54,880	49,993	92,005	104,315
Base adjustments:
Derivative market value and foreign currency adjustments	16,813	(1,116)	7,231	15,697	3,126
Amortization of intangible assets	3,959	3,976	6,232	7,935	12,748
Total base adjustments before income taxes	20,772	2,860	13,463	23,632	15,874
Net tax effect	(7,893)	(1,087)	(5,116)	(8,980)	(6,032)
Total base adjustments	12,879	1,773	8,347	14,652	9,842
Base net income	$50,004	56,653	58,340	106,657	114,157

Earnings per share:
GAAP net income	$0.76	1.13	1.00	1.90	2.08
Adjustment for application of the two-class method
of computing earnings per share (a)	—	0.01	0.01	0.01	0.02
Total base adjustments	0.28	0.04	0.16	0.30	0.20
Base net income	$1.04	1.18	1.17	2.21	2.30

(a)
The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings per share in the above table represents earnings per share attributable to common shareholders.  The adjustment to base net income reflects the earnings allocated to holders of unvested restricted stock awards.

The following table summarizes the impact to “base net income” from restructure charges recognized by the Company.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Base net income	$50,004	56,653	58,340	106,657	114,157
Adjusted base adjustments:
Restructure expense	—	—	72	—	1,269
Adjusted base adjustments before income taxes	—	—	72	—	1,269
Net tax effect	—	—	(27)	—	(482)
Total adjusted base adjustments	—	—	45	—	787

Base net income, excluding restructure expense (net of tax)	$50,004	56,653	58,385	106,657	114,944

Earnings per share:	$1.04	1.18	1.17	2.21	2.30
Base net income	—	—	—	—	0.01
Total adjusted base adjustments

Base net income, excluding restructure expense (net of tax)	$1.04	1.18	1.17	2.21	2.31

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that “base net income” is an important additional tool for providing a more complete understanding of the Company’s results of operations.  Nevertheless, “base net income” is subject to certain general and specific limitations that investors should carefully consider.  For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.  The Company’s “base net income” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies.  Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon “base net income.”  “Base net income” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of “base net income” arise from the specific adjustments that management makes to GAAP results to derive “base net income” results.  These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations.  A more detailed discussion of the differences between GAAP and “base net income” follows.

Derivative market value and foreign currency adjustments:  “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. As such, the Company recognizes changes in fair value of derivative instruments currently in earnings.  The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  Derivative instruments primarily used by the Company to manage interest rate risks include interest rate swaps and basis swaps.  Management has structured the majority of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item.  The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations.  Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements.  These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of income.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars.  In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps.  Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds.  The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR.   Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of income.  However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations.  The re-measurement of the Euro-denominated bonds generally correlates with the change in fair value of the cross-currency interest rate swaps.  However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

The gains and/or losses included in “derivative market value and foreign currency adjustments” on the attached condensed consolidated statements of income are primarily caused by interest rate and currency volatility, as well as the volume and terms of derivatives not receiving hedge treatment.  “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate and currency volatility related to the fair value of such instruments during the period.  Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets:  “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Operating Segments

The Company earns fee-based revenue through its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments. In addition, the Company earns net interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management.

The accounting policies of the Company’s operating segments are the same as those described in note 2 in the notes to the consolidated financial statements included in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2010. Intersegment revenues are charged by a segment to another segment that provides the product or service.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information. The Company allocates certain corporate overhead expenses to the individual operating segments.  These expenses include certain corporate activities related to executive management, human resources, accounting, legal, occupancy, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources.  Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability.  As discussed further below, management measures the profitability of the Company’s operating segments based on “base net income.”  Accordingly, information regarding the Company’s operating segments is provided based on “base net income.”  The Company’s “base net income” is not a defined term within generally accepted accounting principles (“GAAP”) and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Student Loan and Guaranty Servicing

The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•	Servicing of FFELP loans
•	Origination and servicing of non-federally insured student loans
•	Servicing federally-owned student loans for the Department of Education
•	Servicing and support outsourcing for guaranty agencies
•	Student loan servicing software and other information technology products and services

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties. The loan servicing activities include loan origination activities, loan conversion activities, application processing, borrower updates, payment processing, due diligence procedures, funds management reconciliations, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating external fee revenue when performed for third party clients.

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service federally-owned student loans. In September 2009, the Company began servicing loans under this contract. The contract spans five years, with one five-year renewal at the option of the Department.

This operating segment also provides servicing activities for guarantee agencies. These activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services.

This operating segment also develops student loan servicing software, which is used internally by the Company and also licensed to third party student loan holders and servicers. In addition, this operating segment provides information technology products and services, with core areas of business in educational loan software solutions, technical consulting services, and Enterprise content management solutions.

Student Loan and Guaranty Servicing - Segment Summary of Results

The results for the three and six months ended June 30, 2011 compared to the same periods in 2010 include:

•	A decrease in FFELP servicing revenue due to the loss of servicing volume from third party customers.

•	An increase in government servicing revenue due to increased volume from the Department.

•	A decrease in guaranty servicing revenue due to a decrease in rehabilitation collection revenue and the amortization of the guaranty servicing portfolio.

•	A lower operating margin as the result of the growing government servicing portfolio as a percent of the Company’s total servicing portfolio.

Tuition Payment Processing and Campus Commerce

The Company’s Tuition Payment Processing and Campus Commerce operating segment provides products and services to help students and families manage the payment of education costs at all levels (K-12 and higher education).  It also provides innovative education-focused technologies, services, and support solutions to help schools with the everyday challenges of collecting and processing commerce data.

In the K-12 market, the Company offers actively managed tuition payment plans as well as assistance with financial needs assessment, enrollment management, and donor management. The Company offers two principal products to the higher education market: actively managed tuition payment plans and campus commerce technologies and payment processing.

Tuition Payment Processing and Campus Commerce - Segment Summary of Results

The results for the three and six months ended June 30, 2011 compared to the same periods in 2010 include:

•	An increase in revenue as a result of an increase in the number of managed tuition payment plans and campus commerce transactions processed.

•	An improved operating margin, which includes strong revenue growth while still incurring expenses related to continued investments in new products and services.

Enrollment Services

The Enrollment Services operating segment offers products and services that are focused on helping colleges recruit and retain students (interactive and list marketing services) and helping students plan and prepare for life after high school (publishing services and resource centers). Interactive marketing products and services include agency of record services, qualified inquiry generation, pay per click, and other marketing management, along with school operations consulting and call center solutions. The majority of interactive marketing revenue is derived from fees which are earned through the delivery of qualified inquiries or clicks provided to colleges and universities. List marketing services include providing lists to help higher education institutions and businesses reach the middle school, high school, college bound high school, college, and young adult market places. Publishing services include test preparation study guides, school directories and databases, and career exploration guides.  Resource centers include online courses, scholarship search and selection data, career planning, and on-line information about colleges and universities.

Enrollment Services - Segment Summary of Results

The results for the three and six months ended June 30, 2011 compared to the same periods in 2010 include a decrease in revenue and operating margin due to the effects from current regulatory uncertainty in the for-profit college industry, which has caused schools to decrease spending on marketing efforts.

Asset Generation and Management Operating Segment

The Asset Generation and Management Operating Segment includes the acquisition, management, and ownership of the Company’s student loan assets, which has historically been the Company’s largest product and service offering. The Company generates a substantial portion of its earnings from the spread, referred to as the Company’s student loan spread, between the yield it receives on its student loan portfolio and the associated costs to finance such portfolio. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan spread earned on its portfolio, all costs and activity associated with managing the portfolio, such as servicing of the assets and debt maintenance are included in this segment.

As a result of legislation (the Reconciliation Act of 2010), effective July 1, 2010, all new federal loan originations are made through the Direct Loan Program and the Company no longer originates FFELP loans. This legislation does not alter or affect the terms and conditions of existing FFELP loans.

Asset Generation and Management - Segment Summary of Results

The results for the three and six months ended June 30, 2011 compared to the same periods in 2010 include:

•	Continued recognition of significant fixed rate floor income due to historically low interest rates.

•	The purchase of $683.1 million of FFELP student loans during the first six months of 2011 from various third parties.

•
The repurchase of $392.0 million of asset-backed securities resulting in a gain of $18.9 million in the first six months of 2010. Due to improvements in the capital markets, the opportunities for the Company to repurchase debt at less than par are becoming more limited. During the first six months of 2011, the Company repurchased $0.6 million of its asset-backed securities resulting in a gain of approximately $55,000.

Corporate Activity and Overhead

Corporate Activity and Overhead includes the following items:

•	Income earned on certain investment activities
•	Interest expense incurred on unsecured debt transactions
•	Other products and service offerings that are not considered operating segments

Corporate Activities also includes certain corporate activities and overhead functions related to executive management, human resources, accounting and finance, legal, and marketing. Beginning in 2010, these costs were allocated to each operating segment based on estimated use of such activities and services.

Income Taxes

For segment reporting, income taxes are applied based on 38% of income (loss) before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of taxes calculated for each operating segment is included in income taxes in Corporate Activity and Overhead.

Segment Operating Results

The tables below reflect “base net income” for each of the Company’s operating segments.  Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended June 30, 2011
	Fee-Based
	Student Loan and Guaranty	Tuition Payment Processing and Campus	Enrollment	Total Fee-	Asset Generation and	Corporate Activity and		Base Net	Adjustments to GAAP	GAAP Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Eliminations	Income	Results	Operations

Total interest income	$12	2	—	14	139,284	1,147	(655)	139,790	—	139,790
Interest expense	—	—	—	—	49,269	2,440	(655)	51,054	—	51,054
Net interest income (loss)	12	2	—	14	90,015	(1,293)	—	88,736	—	88,736

Less provision for loan losses	—	—	—	—	5,250	—	—	5,250	—	5,250
Net interest income (loss) after provision for loan losses	12	2	—	14	84,765	(1,293)	—	83,486	—	83,486

Other income (expense):
Loan and guaranty servicing revenue	37,389	—	—	37,389	—	—	—	37,389	—	37,389
Intersegment servicing revenue	16,793	—	—	16,793	—	—	(16,793)	—	—	—
Tuition payment processing and campus commerce revenue	—	14,761	—	14,761	—	—	—	14,761	—	14,761
Enrollment services revenue	—	—	32,315	32,315	—	—	—	32,315	—	32,315
Software services revenue	4,346	—	—	4,346	—	—	—	4,346	—	4,346
Other income	—	—	—	—	3,997	2,829	—	6,826	—	6,826
Gain on sale of loans and debt repurchases	—	—	—	—	—	—	—	—	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(16,813)	(16,813)
Derivative settlements, net	—	—	—	—	(3,274)	(248)	—	(3,522)	—	(3,522)
Total other income (expense)	58,528	14,761	32,315	105,604	723	2,581	(16,793)	92,115	(16,813)	75,302

Operating expenses:
Salaries and benefits	24,731	7,249	5,931	37,911	709	4,261	—	42,881	—	42,881
Cost to provide enrollment services	—	—	22,140	22,140	—	—	—	22,140	—	22,140
Depreciation and amortization	1,336	345	780	2,461	—	349	—	2,810	3,959	6,769
Restructure expense	—	—	—	—	—	—	—	—	—	—
Other	14,605	2,327	2,442	19,374	5,139	4,254	—	28,767	—	28,767
Intersegment expenses, net	1,060	1,118	959	3,137	17,047	(3,391)	(16,793)	—	—	—
Total operating expenses	41,732	11,039	32,252	85,023	22,895	5,473	(16,793)	96,598	3,959	100,557

Income (loss) before income taxes and corporate overhead allocation	16,808	3,724	63	20,595	62,593	(4,185)	—	79,003	(20,772)	58,231
Corporate overhead allocation	(1,233)	(411)	(411)	(2,055)	(2,054)	4,109	—	—	—	—
Income (loss) before income taxes	15,575	3,313	(348)	18,540	60,539	(76)	—	79,003	(20,772)	58,231
Income tax (expense) benefit	(5,917)	(1,259)	132	(7,044)	(23,412)	1,457	—	(28,999)	7,893	(21,106)
Net income (loss)	$9,658	2,054	(216)	11,496	37,127	1,381	—	50,004	(12,879)	37,125

	Three months ended March 31, 2011
	Fee-Based
	Student Loan and Guaranty	Tuition Payment Processing and Campus	Enrollment	Total Fee-	Asset Generation and	Corporate Activity and		Base Net	Adjustments to GAAP	GAAP Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Eliminations	Income	Results	Operations

Total interest income	$15	6	—	21	137,639	1,146	(722)	138,084	—	138,084
Interest expense	—	—	—	—	49,716	3,313	(722)	52,307	—	52,307
Net interest income (loss)	15	6	—	21	87,923	(2,167)	—	85,777	—	85,777

Less provision for loan losses	—	—	—	—	3,750	—	—	3,750	—	3,750
Net interest income (loss) after provision for loan losses	15	6	—	21	84,173	(2,167)	—	82,027	—	82,027

Other income (expense):
Loan and guaranty servicing revenue	35,636	—	—	35,636	—	—	—	35,636	—	35,636
Intersegment servicing revenue	17,857	—	—	17,857	—	—	(17,857)	—	—	—
Tuition payment processing and campus commerce revenue	—	19,369	—	19,369	—	—	—	19,369	—	19,369
Enrollment services revenue	—	—	33,868	33,868	—	—	—	33,868	—	33,868
Software services revenue	4,777	—	—	4,777	—	—	—	4,777	—	4,777
Other income	—	—	—	—	4,136	2,356	—	6,492	—	6,492
Gain on sale of loans and debt repurchases	—	—	—	—	1,400	6,907	—	8,307	—	8,307
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	1,116	1,116
Derivative settlements, net	—	—	—	—	(4,038)	(114)	—	(4,152)	—	(4,152)
Total other income (expense)	58,270	19,369	33,868	111,507	1,498	9,149	(17,857)	104,297	1,116	105,413

Operating expenses:
Salaries and benefits	25,388	7,152	6,257	38,797	778	4,337	—	43,912	—	43,912
Cost to provide enrollment services	—	—	22,839	22,839	—	—	—	22,839	—	22,839
Depreciation and amortization	1,306	336	813	2,455	—	345	—	2,800	3,976	6,776
Restructure expense	—	—	—	—	—	—	—	—	—	—
Other	14,579	2,634	2,318	19,531	1,538	5,036	—	26,105	—	26,105
Intersegment expenses, net	1,369	1,093	818	3,280	18,147	(3,570)	(17,857)	—	—	—
Total operating expenses	42,642	11,215	33,045	86,902	20,463	6,148	(17,857)	95,656	3,976	99,632

Income (loss) before income taxes and corporate overhead allocation	15,643	8,160	823	24,626	65,208	834	—	90,668	(2,860)	87,808
Corporate overhead allocation	(753)	(251)	(251)	(1,255)	(1,255)	2,510	—	—	—	—
Income (loss) before income taxes	14,890	7,909	572	23,371	63,953	3,344	—	90,668	(2,860)	87,808
Income tax (expense) benefit	(5,658)	(3,005)	(217)	(8,880)	(24,302)	(833)	—	(34,015)	1,087	(32,928)
Net income (loss)	$9,232	4,904	355	14,491	39,651	2,511	—	56,653	(1,773)	54,880

	Three months ended June 30, 2010
	Fee-Based
	Student Loan and Guaranty	Tuition Payment Processing and Campus	Enrollment	Total Fee-	Asset Generation and	Corporate Activity and		Base Net	Adjustments to GAAP	GAAP Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Eliminations	Income	Results	Operations

Total interest income	$17	4	—	21	155,701	1,922	(987)	156,657	—	156,657
Interest expense	—	—	—	—	54,105	6,125	(987)	59,243	—	59,243
Net interest income (loss)	17	4	—	21	101,596	(4,203)	—	97,414	—	97,414

Less provision for loan losses	—	—	—	—	6,200	—	—	6,200	—	6,200
Net interest income (loss) after provision for loan losses	17	4	—	21	95,396	(4,203)	—	91,214	—	91,214

Other income (expense):
Loan and guaranty servicing revenue	36,652	—	—	36,652	—	—	—	36,652	—	36,652
Intersegment servicing revenue	21,969	—	—	21,969	—	—	(21,969)	—	—	—
Tuition payment processing and campus commerce revenue	—	12,795	—	12,795	—	—	—	12,795	—	12,795
Enrollment services revenue	—	—	35,403	35,403	—	—	—	35,403	—	35,403
Software services revenue	5,499	—	—	5,499	—	—	—	5,499	—	5,499
Other income	295	—	—	295	4,636	3,565	—	8,496	—	8,496
Gain on sale of loans and debt repurchases	—	—	—	—	8,759	—	—	8,759	—	8,759
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(7,231)	(7,231)
Derivative settlements, net	—	—	—	—	(3,377)	—	—	(3,377)	—	(3,377)
Total other income (expense)	64,415	12,795	35,403	112,613	10,018	3,565	(21,969)	104,227	(7,231)	96,996

Operating expenses:
Salaries and benefits	23,327	6,594	6,447	36,368	1,286	3,808	(500)	40,962	—	40,962
Cost to provide enrollment services	—	—	24,111	24,111	—	—	—	24,111	—	24,111
Depreciation and amortization	1,157	339	1,616	3,112	—	384	—	3,496	6,232	9,728
Restructure expense	84	—	—	84	—	(12)	—	72	—	72
Other	18,668	2,272	2,449	23,389	2,992	6,967	—	33,348	—	33,348
Intersegment expenses, net	1,149	879	641	2,669	21,891	(3,091)	(21,469)	—	—	—
Total operating expenses	44,385	10,084	35,264	89,733	26,169	8,056	(21,969)	101,989	6,232	108,221

Income (loss) before income taxes and corporate overhead allocation	20,047	2,715	139	22,901	79,245	(8,694)	—	93,452	(13,463)	79,989
Corporate overhead allocation	(1,484)	(495)	(495)	(2,474)	(2,473)	4,947	—	—	—	—
Income (loss) before income taxes	18,563	2,220	(356)	20,427	76,772	(3,747)	—	93,452	(13,463)	79,989
Income tax (expense) benefit	(7,053)	(844)	135	(7,762)	(29,173)	1,823	—	(35,112)	5,116	(29,996)
Net income (loss)	$11,510	1,376	(221)	12,665	47,599	(1,924)	—	58,340	(8,347)	49,993

Additional information:
Net income (loss)	$11,510	1,376	(221)	12,665	47,599	(1,924)	—	58,340	(8,347)	49,993
Plus: Restructure expense (a)	84	—	—	84	—	(12)	—	72	(72)	—
Less: Net tax effect	(32)	—	—	(32)	—	5	—	(27)	27	—

Net income (loss), excluding restructure expense	$11,562	1,376	(221)	12,717	47,599	(1,931)	—	58,385	(8,392)	49,993

(a)	During the second quarter of 2010, the Company recorded restructuring charges associated with previously implemented restructuring plans.

	Six months ended June 30, 2011
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee- Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations

Total interest income	$27	8	—	35	276,923	2,293	(1,377)	277,874	—	277,874
Interest expense	—	—	—	—	98,985	5,753	(1,377)	103,361	—	103,361
Net interest income (loss)	27	8	—	35	177,938	(3,460)	—	174,513	—	174,513

Less provision for loan losses	—	—	—	—	9,000	—	—	9,000	—	9,000
Net interest income (loss) after provision for loan losses	27	8	—	35	168,938	(3,460)	—	165,513	—	165,513

Other income (expense):
Loan and guaranty servicing revenue	73,025	—	—	73,025	—	—	—	73,025	—	73,025
Intersegment servicing revenue	34,650	—	—	34,650	—	—	(34,650)	—	—	—
Tuition payment processing and campus commerce revenue	—	34,130	—	34,130	—	—	—	34,130	—	34,130
Enrollment services revenue	—	—	66,183	66,183	—	—	—	66,183	—	66,183
Software services revenue	9,123	—	—	9,123	—	—	—	9,123	—	9,123
Other income	—	—	—	—	8,133	5,185	—	13,318	—	13,318
Gain on sale of loans and debt repurchases	—	—	—	—	1,400	6,907	—	8,307	—	8,307
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(15,697)	(15,697)
Derivative settlements, net	—	—	—	—	(7,312)	(362)	—	(7,674)	—	(7,674)
Total other income (expense)	116,798	34,130	66,183	217,111	2,221	11,730	(34,650)	196,412	(15,697)	180,715

Operating expenses:
Salaries and benefits	50,119	14,401	12,188	76,708	1,487	8,598	—	86,793	—	86,793
Cost to provide enrollment services	—	—	44,979	44,979	—	—	—	44,979	—	44,979
Depreciation and amortization	2,642	681	1,593	4,916	—	694	—	5,610	7,935	13,545
Restructure expense	—	—	—	—	—	—	—	—	—	—
Other	29,184	4,961	4,760	38,905	6,677	9,290	—	54,872	—	54,872
Intersegment expenses, net	2,429	2,211	1,777	6,417	35,194	(6,961)	(34,650)	—	—	—
Total operating expenses	84,374	22,254	65,297	171,925	43,358	11,621	(34,650)	192,254	7,935	200,189

Income (loss) before income taxes and corporate overhead allocation	32,451	11,884	886	45,221	127,801	(3,351)	—	169,671	(23,632)	146,039
Corporate overhead allocation	(1,986)	(662)	(662)	(3,310)	(3,309)	6,619	—	—	—	—
Income (loss) before income taxes	30,465	11,222	224	41,911	124,492	3,268	—	169,671	(23,632)	146,039
Income tax (expense) benefit	(11,575)	(4,264)	(85)	(15,924)	(47,714)	624	—	(63,014)	8,980	(54,034)
Net income (loss)	$18,890	6,958	139	25,987	76,778	3,892	—	106,657	(14,652)	92,005

	Six months ended June 30, 2010
	Fee-Based
	Student Loan and Guaranty	Tuition Payment Processing and Campus	Enrollment	Total Fee-	Asset Generation and	Corporate Activity and		Base net	Adjustments to GAAP	GAAP Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Eliminations	income	Results	Operations

Total interest income	$30	12	—	42	290,963	3,520	(1,900)	292,625	—	292,625
Interest expense	—	—	—	—	99,761	12,241	(1,900)	110,102	—	110,102
Net interest income (loss)	30	12	—	42	191,202	(8,721)	—	182,523	—	182,523

Less provision for loan losses	—	—	—	—	11,200	—	—	11,200	—	11,200
Net interest income (loss) after provision for loan losses	30	12	—	42	180,002	(8,721)	—	171,323	—	171,323

Other income (expense):
Loan and guaranty servicing revenue	73,300	—	—	73,300	—	(254)	—	73,046	—	73,046
Intersegment servicing revenue	43,549	—	—	43,549	—	—	(43,549)	—	—	—
Tuition payment processing and campus commerce revenue	—	30,177	—	30,177	—	—	—	30,177	—	30,177
Enrollment services revenue	—	—	68,674	68,674	—	—	—	68,674	—	68,674
Software services revenue	9,843	—	—	9,843	—	—	—	9,843	—	9,843
Other income	519	—	—	519	9,404	5,833	—	15,756	—	15,756
Gain on sale of loans and debt repurchases	—	—	—	—	18,936	—	—	18,936	—	18,936
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(3,126)	(3,126)
Derivative settlements, net	—	—	—	—	(5,800)	—	—	(5,800)	—	(5,800)
Total other income (expense)	127,211	30,177	68,674	226,062	22,540	5,579	(43,549)	210,632	(3,126)	207,506

Operating expenses:
Salaries and benefits	46,909	13,212	12,518	72,639	2,644	7,925	(1,602)	81,606	—	81,606
Cost to provide enrollment services	—	—	46,136	46,136	—	—	—	46,136	—	46,136
Depreciation and amortization	2,176	672	4,120	6,968	3	792	—	7,763	12,748	20,511
Restructure expense	1,289	—	—	1,289	—	(20)	—	1,269	—	1,269
Other	33,168	4,380	5,007	42,555	7,210	12,638	—	62,403	—	62,403
Intersegment expenses, net	2,992	1,653	1,074	5,719	42,716	(6,488)	(41,947)	—	—	—
Total operating expenses	86,534	19,917	68,855	175,306	52,573	14,847	(43,549)	199,177	12,748	211,925

Income (loss) before income taxes and corporate overhead allocation	40,707	10,272	(181)	50,798	149,969	(17,989)	—	182,778	(15,874)	166,904
Corporate overhead allocation	(2,673)	(891)	(891)	(4,455)	(4,454)	8,909	—	—	—	—
Income (loss) before income taxes	38,034	9,381	(1,072)	46,343	145,515	(9,080)	—	182,778	(15,874)	166,904
Income tax (expense) benefit	(14,453)	(3,566)	408	(17,611)	(55,296)	4,286	—	(68,621)	6,032	(62,589)
Net income (loss)	$23,581	5,815	(664)	28,732	90,219	(4,794)	—	114,157	(9,842)	104,315

Additional information:
Net income (loss)	$23,581	5,815	(664)	28,732	90,219	(4,794)	—	114,157	(9,842)	104,315
Plus: Restructure expense (a)	1,289	—	—	1,289	—	(20)	—	1,269	(1,269)	—
Less: Net tax effect	(490)	—	—	(490)	—	8	—	(482)	482	—

Net income (loss), excluding restructure expense	$24,380	5,815	(664)	29,531	90,219	(4,806)	—	114,944	(10,629)	104,315

(a)	During the first six months of 2010, the Company recorded restructuring charges associated with previously implemented restructuring plans.

The adjustments required to reconcile from the Company’s “base net income” measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, and amortization of intangible assets. These items are excluded from management’s evaluation of the Company’s operating results. The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Asset Generation and Management	Corporate Activity and Overhead	Total

	Three months ended June 30, 2011

Derivative market value and foreign currency adjustments	$—	—	—	12,531	4,282	16,813
Amortization of intangible assets	2,100	981	878	—	—	3,959
Net tax effect (a)	(798)	(373)	(334)	(4,762)	(1,626)	(7,893)

Total adjustments to GAAP	$1,302	608	544	7,769	2,656	12,879

	Three months ended March 31, 2011

Derivative market value and foreign currency adjustments	$—	—	—	589	(1,705)	(1,116)
Amortization of intangible assets	2,100	998	878	—	—	3,976
Net tax effect (a)	(798)	(379)	(334)	(224)	648	(1,087)

Total adjustments to GAAP	$1,302	619	544	365	(1,057)	1,773

	Three months ended June 30, 2010

Derivative market value and foreign currency adjustments	$—	—	—	550	6,681	7,231
Amortization of intangible assets	2,114	1,591	2,527	—	—	6,232
Net tax effect (a)	(803)	(605)	(958)	(209)	(2,541)	(5,116)

Total adjustments to GAAP	$1,311	986	1,569	341	4,140	8,347

	Six months ended June 30, 2011

Derivative market value and foreign currency adjustments	$—	—	—	13,120	2,577	15,697
Amortization of intangible assets	4,200	1,979	1,756	—	—	7,935
Net tax effect (a)	(1,596)	(752)	(667)	(4,986)	(979)	(8,980)

Total adjustments to GAAP	$2,604	1,227	1,089	8,134	1,598	14,652

	Six months ended June 30, 2010

Derivative market value and foreign currency adjustments	$—	—	—	(4,011)	7,137	3,126
Amortization of intangible assets	4,350	3,516	4,882	—	—	12,748
Net tax effect (a)	(1,653)	(1,337)	(1,858)	1,524	(2,708)	(6,032)

Total adjustments to GAAP	$2,697	2,179	3,024	(2,487)	4,429	9,842

(a)	Income taxes are based on 38% for the individual operating segments.

Net interest income after provision for loan losses (net of settlements on derivatives)

The following table summarizes the components of “net interest income after provision for loan losses,” net of “derivative settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended			Six months ended
	June 30,	March 31	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Variable student loan interest margin, net of settlements on derivatives	$53,997	52,530	67,804	106,527	120,334
Fixed rate floor income, net of settlements on derivatives	32,801	31,682	31,054	64,483	66,325
Investment interest	856	726	1,304	1,582	2,305
Corporate debt interest expense	(2,440)	(3,313)	(6,125)	(5,753)	(12,241)
Provision for loan losses	(5,250)	(3,750)	(6,200)	(9,000)	(11,200)

Net interest income after provision for loan losses (net of settlements on derivatives)	$79,964	77,875	87,837	157,839	165,523

Student Loan Servicing Volumes (dollars in millions)

Derivative Market Value and Foreign Currency Adjustments

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached condensed consolidated statements of income.

	Three months ended			Six months ended
	June 30,	March 31	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Change in fair value of derivatives - income (expense)	$2,207	66,450	(100,632)	68,658	(168,201)

Foreign currency transaction adjustment (re-measurement of Euro notes) - income (expense)	(19,020)	(65,334)	93,401	(84,355)	165,075

Derivative market value and foreign currency adjustments - income (expense)	$(16,813)	1,116	(7,231)	(15,697)	(3,126)

Derivative Settlements, net

The following table summarizes the components of “derivate settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Settlements:
1:3 basis swaps	$373	208	80	581	221
T-Bill/LIBOR basis swaps	(64)	(129)	—	(194)	—
Interest rate swaps - floor income hedges	(6,345)	(6,218)	(4,286)	(12,563)	(8,142)
Interest rate swaps - hybrid debt hedges	(248)	(246)	(79)	(494)	(79)
Cross-currency interest rate swaps	2,770	2,109	917	4,880	2,219
Other	(8)	124	(9)	116	(19)

Total settlements - expense	$(3,522)	(4,152)	(3,377)	(7,674)	(5,800)

Student Loans Receivable

The tables below outline the components of the Company’s student loan portfolio:

	As of June 30, 2011	As of December 31, 2010
	Held for investment	Held for investment	Held for sale (a)
Federally insured loans	$23,083,157	23,757,699	—
Non-federally insured loans	30,655	26,370	84,987
	23,113,812	23,784,069	84,987
Unamortized loan discount/premiums and deferred origination costs, net	157,266	207,571	—
Allowance for loan losses – federally insured loans	(31,968)	(32,908)	—
Allowance for loan losses – non-federally insured loans	(10,332)	(10,718)	—
	$23,228,778	23,948,014	84,987

Allowance for federally insured loans as a percentage of such loans	0.14%	0.14%
Allowance for non-federally insured loans as a percentage of such loans	33.70%	10.64%

(a)
On January 13, 2011, the Company sold a portfolio of non-federally insured loans for proceeds of $91.3 million (100% of par value). The Company retained credit risk related to this portfolio and will pay cash to purchase back any loans which become 60 days delinquent. As of December 31, 2010, the Company classified this portfolio as held for sale and the loans were carried at fair value.

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Variable student loan yield, gross	2.57%	2.60%	2.72%	2.58%	2.64%
Consolidation rebate fees	(0.71)	(0.72)	(0.67)	(0.72)	(0.69)
Premium and deferred origination costs amortization	(0.14)	(0.17)	(0.19)	(0.15)	(0.23)
Variable student loan yield, net	1.72	1.71	1.86	1.71	1.72
Student loan cost of funds - interest expense	(0.83)	(0.83)	(0.81)	(0.83)	(0.78)
Student loan cost of funds - derivative settlements	0.05	0.03	0.01	0.04	0.02
Variable student loan spread	0.94	0.91	1.06	0.92	0.96
Fixed rate floor income, net of settlements on derivatives	0.57	0.55	0.48	0.56	0.53

Core student loan spread	1.51%	1.46%	1.54%	1.48%	1.49%

Average balance of student loans	$23,298,870	23,586,250	25,931,220	23,440,060	25,006,012
Average balance of debt outstanding	23,510,072	23,853,620	26,124,574	23,680,897	25,166,222

Fixed Rate Floor Income

The following table shows the Company’s student loan assets that are earning fixed rate floor income as of June 30, 2011:

Fixed interest rate range	Borrower/ lender weighted average yield	Estimated variable conversion rate (a)	Balance of assets earning fixed-rate floor income as of June 30, 2011

<3.0%	2.87%	0.23%	$1,528,366
3.0 - 3.49%	3.21%	0.57%	1,738,261
3.5 - 3.99%	3.65%	1.01%	1,775,005
4.0 - 4.49%	4.20%	1.56%	1,391,225
4.5 - 4.99%	4.72%	2.08%	772,220
5.0 - 5.49%	5.25%	2.61%	520,151
5.5 - 5.99%	5.67%	3.03%	315,462
6.0 - 6.49%	6.19%	3.55%	367,773
6.5 - 6.99%	6.70%	4.06%	327,867
7.0 - 7.49%	7.17%	4.53%	115,458
7.5 - 7.99%	7.71%	5.07%	202,937
8.0 - 8.99%	8.17%	5.53%	454,322
> 9.0%	9.04%	6.40%	259,645
			$9,768,692

(a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to variable rate.  As of June 30, 2011, the short-term interest rate was 19 basis points.

The following table summarizes the outstanding derivatives instruments as of June 30, 2011 used by the Company to hedge fixed-rate student loan assets.

Maturity	Notional Amount	Weighted average fixed rate paid by the Company (a)

2011	$3,300,000	0.55%
2012	950,000	1.08
2013	2,150,000	0.85
2015	100,000	2.26
2020	50,000	3.23
	$6,550,000	0.77%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.